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FORM 3                                              OMB APPROVAL
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                                         OMB Number:              3235-0104
                                         Expires:             PENDING
                                         Estimated average burden
                                         hour per response              0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person (1)

   Brown,              Ralph
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   (Last)               (First)              (Middle)

   32 Poplar Place
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                        (Street)

   Fanwood             New Jersey              07023
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   (City)                (State)              (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)


   January 25, 2002
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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Issuer Name and Ticker or Trading Symbol


   Hosting Site Network, Inc.
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X] Director
   [ ] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)


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6. If Amendment, Date of Original (Month/Day/Year)



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7. Individual or Joint/Group Filing
   (Check applicable line)

   [X] Form Filed by One Reporting Person
   [ ] Form Filed by More than One Reporting Person

                             TABLE 1--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security   2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial Ownership
    (Instr. 4)             Beneficially Owned        Form: Direct         (Instr. 4)
                           (Instr. 4)                (D) or Indirect
                                                     (I) (Instr. 5)
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
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    Common Stock                 10,000                    D
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

  (1) If the Form if filed by more than one Reporting Person, see
      Instruction 5(b)(v).
  Reminder: Report on a separate line for each class of securities
  beneficially owned directly or indirectly.                              (Over)
                           (Print or Type Responses)             SEC 1473 (8-92)





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
                                           FORM 3 (CONTINUED)
 TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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 1. Title of            2. Date Exercisable       3. Title and Amount  4. Conversion   5. Ownership   6. Nature of
    Derivative             and Expiration            of Securities        or Exercise     Form of        Indirect
    Security (Instr. 4)    Date (Month/Day/Year)     Underlying           Price of        Derivative     Beneficial
                                                     Derivative           Derivative      Security       Ownership
                                                     Security             Security
                                                     (Instr. 4)                                          (Instr. 5)
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                            Date       Expiration             Amount or                   Direct (D)
                        Exercisable       Date       Title    Number of                   or
                                                                Shares                    Indirect (I)
                                                                                          (Instr. 5)
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
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
Explanation of Responses:


              /s/ Ralph Brown                               January 25, 2002
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              ** Signature of Reporting Person (1)                Date

(1) International misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.



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                              (Print or Type Responses)          SEC 1473 (8-92)